Exhibit 23.A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Credit Acceptance Corporation and subsidiaries on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Credit Acceptance Corporation and subsidiaries on Form S-3 (File No. 333-18301 effective December 19, 1996) and on Forms S-8 (File Nos. 333-67348 effective August 10, 2001, 333-91734 effective July 1, 2002, 333-111831 effective January 9, 2004 and 333-120756 effective November 24, 2004).

/s/ Grant Thornton LLP

Southfield, Michigan
February 20, 2013